EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE
This sets forth an Agreement between Pioneer Bank (“Bank”) and Frank Sarratori in full and complete settlement of all issues concerning Executive’s employment and separation from employment with Employer.  As used in this Agreement, “Employer” shall mean Pioneer Bank and its predecessors, divisions, affiliates, subsidiaries, successors, assigns, and all of its and their current and former directors, officers, employees, and agents (in their individual and representative capacities); “Executive” shall include Frank Sarratori and his heirs, executors, administrators, and assigns.  The Employer and Executive may be individually referred to herein in as “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Executive is currently employed as the Chief Administrative Officer of the Bank, among other titles; and

WHEREAS, Executive has chosen to resign from employment with the Bank; and

WHEREAS, the Bank has offered to Executive the separation package included in this Agreement in recognition of Executive’s willingness to provide the Bank support for transition of his responsibilities and cooperation with on-going matters, as defined and/or described herein, and Executive has accepted this separation package and desires to release the Bank from any and all claims arising out of or in connection with the relationship between Executive and the Bank; and

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Parties hereby agree as follows:

1. By signing this Agreement, Executive resigns from employment with Employer effective thirty one (31) days from the date he signs this Agreement (hereinafter “Separation Date”).  The employment relationship is permanently and irrevocably severed, and Employer has no obligation to re-employ Executive.

2. Between the date Executive signs this Agreement and the Separation Date (“Transition Period”), Executive will remain employed by Employer, cooperate with Employer, comply with the terms of this Agreement, and conduct himself in an appropriate and professional manner. Provided Executive does so, during the Transition Period, Employer will continue to pay Executive his base salary, subject to applicable withholdings and deductions and in accordance with Employer’s usual payroll schedule and procedures, and Executive shall be eligible to participate in all Employer employee benefits on the same terms and conditions applicable to other full-time executive employees of Employer, and in accordance with the terms of those policies and plans. Nothing in this Agreement shall restrict Employer from adding, discontinuing, amending or modifying any policies or benefit plans, provided such changes do not conflict with the terms of this Agreement.  At any point during the Transition Period, Employer may, at its option, relieve Executive of some or all of his obligations under this paragraph and place Executive on leave for the duration of the Transition Period. In the event Employer exercises this option to place Executive on leave pursuant to this paragraph, Employer shall pay Executive his base salary and maintain Executive’s benefits through the Separation Date, subject to the terms and conditions of the benefit plans and Executive’s continued payment of Executive’s share of any premium and contribution obligations applicable to such benefits. Being placed on leave in accordance with this paragraph will not, by itself, render Executive ineligible for the consideration described in paragraph “4”.

3. Regardless of whether Executive signs and returns this Agreement,

a.    Subject to applicable withholdings and deductions, on the first pay day immediately following the Separation Date, Employer will pay Executive for:

i.	any time worked up to and including the Separation Date; and
ii.	any accrued but unused PTO as of the Separation Date;

b.    Employer shall pay Executive the deferred compensation payment to which Executive is entitled pursuant to the terms and condition Board of Trustees and Executive Compensation Employees Deferred Compensation Plan of Pioneer Bank (“Deferred Compensation Plan”).  Such payment shall be made in the form and timing determined under the terms of the Deferred Compensation Plan.

c.    Except as provided for herein and as provided under the terms and conditions of the applicable employee benefit plans and arrangements, all employee benefits will cease on the Separation Date.

d.    Employer will offer Executive continuation group health coverage as required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), measured from the loss of coverage.  Notification of conditions to continue these benefits will be sent to Executive as required by COBRA regulations.

e.    Executive’s group term life insurance benefits will terminate on the Separation Date; however, Executive may be eligible for a conversion privilege if Executive applies for the conversion and pays the required premium within thirty-one (31) days of the Separation Date; and

f.    Executive shall be entitled to any vested accrued employee benefit to which they are entitled in accordance with the terms of the applicable plans.

4. Executive will be eligible to receive the following from Employer, provided Executive signs, timely returns, complies with and does not revoke or breach this Agreement, fulfills his obligations during the Transition Period, and executes and timely returns the General Release referenced in paragraph “9”:
a.    On the first pay day at least eight (8) days after Employer receives the General Release referenced in paragraph “9”, Employer will make a lump sum payment to Executive in the gross amount of three hundred and fifty thousand dollars ($350,000.00), less applicable withholdings and deductions;

b.   Twelve (12) months after the Separation Date, Employer will make an additional lump sum payment to executive in the gross amount of one hundred thousand ($100,000.00), less applicable withholdings and deductions;

c.    Provided Executive timely elects COBRA continuation coverage under Employer’s group health, dental and/or vision plans, the Bank will pay the full COBRA premium for any such elected coverage to the extent Executive was enrolled in such coverage immediately prior to the Separation Date (including coverage for his dependents, if applicable) for the period commencing as of the first day of the month beginning immediately following the Separation Date (“COBRA Commencement Date”) and ending as of the earlier to occur of (i) eighteen (18) months following the COBRA Commencement Date or (ii) the date, if any, as of which Executive becomes eligible for coverage under another group health, dental and/or vision plan as an employee of another entity.  Executive agrees that he will promptly inform the Bank if, and when, he becomes eligible for coverage through a new employer;

d.   Provided that Executive timely exercises his conversion right pursuant to paragraph 3(e) and enrolls in individual life insurance coverage with the insurer providing group life insurance coverage to the Bank’s Executives as of the Separation Date and timely makes all required premium payments, reimbursement by the Bank to Executive of such premium costs (based upon a face amount of coverage no greater than that in effect for Executive as of the Separation Date) for the period commencing as of the first day of the month beginning immediately following the Separation Date (the “Life Insurance Commencement Date”) and ending as of the earlier to occur of (i) eighteen (18) months following the Life Insurance Commencement Date or (ii) the date, if any, as of which the Executive becomes eligible for coverage under another group life insurance plan as an employee of another entity for himself and his dependents (such period, the “Life Insurance Reimbursement Period”), such payments made in monthly installments, less applicable withholdings and deductions, for each month within the Life Insurance Reimbursement Period, with payments commencing as of the pay date that immediately follows the first pay day at least eight (8) days after Employer receives the General Release referenced in paragraph “9”; and

e.   Employer will take no affirmative action to oppose any claim for unemployment insurance benefits Executive may make, although this provision does not preclude Employer from providing accurate information in response to requests by the New York State Department of Labor; and

f.   The reimbursement payments provided for under paragraph 4(d) shall be treated  as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations; provided, however, that such reimbursements will be grossed up for tax purposes so that the after-tax amount that Executive receives will be approximately equal to the gross amount subject to reimbursement pursuant to this paragraph 4(f). For absence of doubt, the gross-up to be provided to Executive shall be at Executive’s prior year, marginal federal and New York State income tax rates and shall include a gross up for FICA taxes as well, with such gross-up amount to be determined using a reasonable methodology determined at the discretion of Employer.

5. Executive agrees that the payments provided for herein include the entire amount of monetary consideration to which Executive is entitled.  Executive agrees not to seek any further compensation in connection with the matters encompassed in this Agreement or arising from Executive’s employment with Employer.

6. Except as provided for in paragraph “8” herein, Executive unconditionally releases and discharges Employer and its parents, subsidiaries, affiliates, divisions, successors, predecessors, and assigns and its and their officers, directors, trustees, agents, and employees, in their individual and representative capacities (collectively “Releasees”) from any and all actions or causes of action or proceedings, complaints, claims and demands whatsoever, in law or in equity, in courts or administrative agencies, which Executive ever had or now has, from the beginning of the world to the date of this General Release, including but not limited to all claims arising out of, or in any way related to, services performed for Employer and the termination of such services, including all claims under the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq., Title 42 of the United States Code §§ 1981, 1982, 1983, 1985, the Families First Coronavirus Response Act, the New York Human Rights Law, N.Y. Exec. Law §§ 290 et seq., all other applicable, federal, state or local non-discrimination statutes, the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001 et seq., the New York Constitution, the U.S. Constitution, New York Labor Law, all other statutory or common law claims, including but not limited to claims in tort, breach of express or implied contract, wrongful discharge, defamation, intentional infliction of emotional distress, negligence, and all claims for attorneys' fees, costs and expenses; provided, however, that this shall not affect Executive’s entitlement to any vested accrued benefit to which Executive may be entitled under any employee benefit plan subject to ERISA.  Executive understands, agrees, represents, and warrants that this is a full and final release applying to all unknown and unanticipated injuries, claims or damages, as well as to those claims or damages now known or disclosed arising up to the date Executive signs this Agreement.  This release provision shall be construed to release all claims to the full extent allowed by law. However, Executive does not release any claims related to or arising under this Agreement. If any term or provision of this paragraph is declared unenforceable by a court or other tribunal or competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

7. Except as described in paragraph “8” herein, Executive represents and warrants that Executive, and any person, organization, or other entity acting on his behalf, has not filed and will not file any claim, charge or lawsuit (civil, administrative or criminal) against Employer, either individually in any type of proceeding or as a member of a class, based upon acts, occurrences or events occurring prior to the signing of this Agreement.  Except as described in paragraph “8” herein, Executive further agrees to discontinue and withdraw with prejudice any and all claims, charges, or lawsuits that they may have filed against Employer, with any administrative agency or bureau, any court or any tribunal of any nature.  If Executive breaches this provision and files an action falling within its scope, Executive agrees to indemnify Employer for all costs, including, but not limited to, court costs and reasonable attorneys’ fees, incurred by Employer in the defense of such action or in establishing or maintaining the application or validity of this Agreement or the provisions thereof.

8. Executive understands that nothing in this Release prevents them from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.  However, Executive understands and agrees that they are waiving any right to recover any monetary or other personal relief as a result of any such EEOC proceedings or any subsequent legal action brought by the EEOC on his behalf.  Executive further understands that nothing in this Agreement limits his ability to file a complaint with the Securities and Exchange Commission (“SEC”) or communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC.

9. Executive agrees that, on or within five (5) days after the Separation Date, he will execute the General Release attached as Exhibit “A” and return it to Employer. Executive may return a pdf version of the executed General Release attached as Exhibit “A” may be returned via email to Susan Hollister, EVP/CHRO who will acknowledge receipt of such. Executive understands that if he fails to do so, Employer will be relieved from its obligations in paragraph “4” of this Agreement, but the remainder of the Agreement will remain in full force and effect.

10. By entering into this Agreement, neither Employer nor Executive admits any wrongdoing or liability.  Executive acknowledges that Employer has not violated any law, statute, ordinance, contract, duty or obligation whatsoever, committed any tort, or engaged in any wrongful conduct with respect to Executive.  Employer acknowledges that it does not have any information, evidence, documents, or other materials that would indicate there is a reasonable basis to believe that the Executive has committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to Employer that has had or is likely to have a material adverse effect on the Employer.

11. Executive agrees that he had and will during the Transition Period continue to have access to “Confidential and Proprietary Information” while working for Employer.  The phrase “Confidential and Proprietary Information” includes, but is not limited to, attorney client privileged communications, information relating to Employer’s plans, forecasts, financials, decisions, problems, intentions, and contingencies; unique marketing and servicing strategies, programs, procedures and techniques; the abilities and compensation of its employees, agents and independent contractors; the criteria and formulae used by Employer in pricing its products; lists of prospects compiled by Employer’s management and research staff; the identity, authority, and responsibilities of key contacts at Employer’s accounts; lists of customers, accounts, vendors, suppliers, business partners, distributors and licensees; customer requirements and other customer related information of any kind; and the composition and organization of accounts and  businesses. It is presumed, and Executive agrees, that any information relating to

Employer or its records or documents shall constitute Confidential and Proprietary Information and fall within the intended coverage of this Agreement, unless such information is readily available to the general public.  Executive acknowledges that the Confidential and Proprietary Information, whether in physical or electronic form, constitutes material trade secrets and valuable property belonging to Employer and was developed over a long period of time and at a considerable and substantial expense.  Executive agrees he will not at any time, directly or indirectly, without written authorization from Employer, use or disclose Confidential and Proprietary Information.  Executive promises that he has not removed from Employer or divulged to any third party, in any form, any Confidential and Proprietary Information. The provisions of this paragraph will not apply to any Confidential and Proprietary Information that: (i) is already in the public domain; or (ii) becomes publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved. For the avoidance of any doubt, Employer has not waived the attorney client privilege, nor has it authorized the disclosure of any privileged information.  The terms of this paragraph shall not apply to such factual disclosures as may be required pursuant to court order or subpoena, except that if Executive is required to so disclose by order or subpoena, he shall, to the extent permitted by law, notify Employer within five (5) business days of receiving notification of the duty to disclose, such notification including transmittal of copies of any written process received (such as a subpoena) which requires such disclosure.

Notwithstanding the foregoing, Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive further understand that if he files a lawsuit for retaliation by Employer for reporting a suspected violation of law, a trade secret may be disclosed to Executive’s attorney and used in the court proceeding, if Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

12. On or before the Separation Date, Executive shall return any and all Employer property including, without limitation, all Confidential and Proprietary Information, data, documents, records, electronic files, communications, drawings, models, prototypes or similar visual or conceptual presentations of any type, and all duplicates and copies thereof, regardless of the form in which they exist or are stored, credit cards, identification materials, keys or access devices, mobile phones or other communications devices, computers or devices, tools, and any other equipment or property that belongs to Employer.  In the event Employer agrees, in its sole and exclusive discretion, to transfer to Executive right, title and interest  in any of Employer’s electronic devices, any and all Confidential or Proprietary Information on such device(s) must be removed before said transfer will occur.

13. Except as provided for in paragraph “8” herein, Executive agrees to not engage, at any time, in any action or conduct that either directly or indirectly disparages,

mistreats, or hurts Employer or any of Employer’s employees, officers, or representatives, or that results in the disparagement, mistreatment, or injury of Employer or any of Employer’s employees, officers, or representatives.  Employee acknowledges that any breach of this provision shall be considered a material breach of this Agreement.  Employer will instruct its Board of Directors, Chief Executive Officer, and Chief Human Resources Officer to not engage, at any time, in any action or conduct that either directly or indirectly disparages, mistreats, or hurts Executive, or that results in the disparagement, mistreatment, or injury of Executive.

14. Nothing contained in this Agreement shall be construed to limit a Party's statements or testimony or the statements or testimony of any of its respective directors, officers, employees and agents, in connection with reasonable internal assessments and/or related investigations by Employer, or other investigations required by law or in the event that such persons are compelled to give testimony at any judicial and/or non-judicial action or proceeding of any kind. Any such statements or testimony made in connection with such assessment, investigations and/or proceedings shall not be considered as disparaging.

15. For a period of twelve (12) months following the Separation Date, Executive shall not solicit employees of Employer, or aid others in soliciting employees of Employer to leave employment for the purpose of commencing employment or any other professional relationship with any other entity or for any other reason or purpose.

16. Executive agrees to provide reasonable assistance to Employer and cooperate with Employer in relation to its prosecution or defense of any litigation or other controversies if Executive has, either directly or indirectly, any documents or information, which could lead to the discovery of admissible evidence in such litigation or controversies. Employer agrees to reimburse Executive for any reasonable expense he may incur in order to provide the assistance required herein, including, but not limited to, hotel accommodations, travel expenses and meal reimbursement.

17. Executive acknowledges and agrees that in accordance with the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act:

a.   Executive has read and understands this Agreement and knowingly and voluntarily entered into this Agreement without fraud, duress, or any undue influence.

b.   Executive acknowledges that, by this Agreement, Executive was advised in writing by Employer to consult with an attorney before signing this agreement.

c.   Executive understands the language of this Agreement and its meaning, particularly with respect to Executive’s waiver and release of any and all claims against Employer.

d.   Executive has been afforded twenty-one (21) days to consider and accept the terms of this Agreement by signing below and returning it to Susan

Hollister, EVP/CHRO but may voluntarily elect to sign the Agreement in a shorter period of time.  Executive and Employer acknowledge and agree that any modifications to this Agreement, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one-day consideration period.

e.    Executive may revoke this Agreement by, within seven (7) days after signing this Agreement, delivering by hand or sending by mail (postmarked within such seven (7) day period) a notice of revocation to Susan Hollister, EVP/CHRO, and the Agreement will not become effective or enforceable until the seven (7) day period has expired.

f.    Executive is receiving payment and other consideration from Executive to which Executive would not otherwise be entitled.

g.    Executive is not waiving any rights or claims that may arise after the date and time this Agreement is executed.

18. Executive acknowledges that Employer has not given any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate.  Should any taxing authority challenge Executive’s treatment or characterization of the payments, Executive acknowledges that Employer has no obligation whatsoever to indemnify, defend, aid, pay or reimburse Executive for any underpayment, overpayment, penalty or interest charge the taxing authority may assess against or claim is due from Executive.

19. Executive shall keep the circumstances surrounding his separation from employment, as well as the existence and contents of this Agreement, confidential and shall not disclose this information to any third party, except for the purposes of enforcement, as a defense to any administrative or legal proceeding or as otherwise required by law.  The terms of this paragraph shall not apply to factual disclosures made to a spouse, law enforcement, the EEOC, the State Division of Human Rights, a local commission on human rights, or Executive’s attorney or financial advisor, or to disclosures required pursuant to court order or subpoena.

20. Executive represents and warrants that, from the date Employer presented him with this Agreement to the date he executed it, Executive has not taken action contrary to the terms of this Agreement.  Any such action contrary to the terms of this Agreement will constitute a material breach of this Agreement and Executive will forfeit the consideration set forth in paragraph “4”, but all remaining provisions of this Agreement shall remain in full force and effect.

21. Executive understands and agrees that if Executive materially breaches this Agreement, Employer shall have the right to discontinue payments described in paragraph “4” and seek to recover any payments made to Executive in an action for breach of contract, provided that prior to discontinuing payments Employer first provides Executive written notice of the material breach, described with reasonable specificity.  The parties acknowledge, however, that the remedies at law for any breach of the provisions of this Agreement may be inadequate and that the enforcing party shall be entitled to injunctive relief in the event of any breach.  The parties also agree that any and all reasonable costs incurred by the prevailing party in such lawsuit or administrative action and/or in collecting the amounts described herein, including reasonable attorneys’ fees, will be repaid by the other party.

22. Any notice required to be given to either party under this Agreement shall be deemed effectively given when personally delivered or sent by certified or registered mail, postage prepaid, as follows:

To Employer:	Susan Hollister, EVP/CHRO
Pioneer Bank
652 Albany-Shaker Road
Albany NY 12211

To Executive:	Frank Sarratori
3 Crumitie Road
Loudonville, NY 12211

With a copy to:

Peter J. Glennon, Esq.
The Glennon Law Firm, P.C.
Rochester, New York 14625
PGlennon@GlennonLawFirm.com

23. The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.

a.    Notwithstanding any provision in this Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the applicable requirements of a “separation from service” under Section 409A.

b.         To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

c.         If the period during which Executive may consider the waiver and release herein begins in one tax year and ends in a second tax year, payment will commence or be made in the second tax year.

d.         If Executive's right to receive installment payments pursuant to this Agreement (if any) shall be treated as a right to receive a series of separate and distinct payments.

24. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the State of New York.  All parties agree to be subject to the personal jurisdiction of the courts of New York.
25. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party.  If any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.
26. This signed Agreement sets forth the entire Agreement between Employer and Executive and supersedes any and all prior agreements and understandings whether oral or written.  This Agreement may not be modified except by a writing signed by both parties.
27. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

Dated: May 24, 2022	/s/ Frank Sarratori
FRANK SARRATORI

Subscribed and sworn to before me
this 24th day of May, 2022

Daniel M. Sleasman
Notary Public
My Commission Expires 10/13/23
(Affix Seal)

PIONEER BANK

Dated: May 24, 2022	By:	/s/ Thomas Amell
Thomas Amell, President/CEO

Exhibit A
GENERAL RELEASE
FRANK SARRATORI (“Releasor”), for and in consideration of a previously executed Separation Agreement and all of the mutual promises and covenants made therein, and other good and valuable consideration, receipt of which is hereby acknowledged, has and does hereby for Releasor and Releasor’s heirs, administrators, representatives, successors, and assigns release and forever discharge Pioneer Bank and its predecessors, divisions, affiliates, subsidiaries, successors, assigns, and all of its and their current and former directors, officers, employees, and agents (in their individual and representative capacities) (collectively “Releasees”), from any and all actions or causes of action or proceedings, complaints, claims and demands whatsoever, in law or in equity, in courts or administrative agencies, which Releasor ever had or now has, from the beginning of the world to the date of this General Release, including but not limited to all claims arising out of, or in any way related to, services performed for Pioneer Bank and the termination of such services, and all matters of whatever nature including all claims under the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq., Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq., Title 42 of the United States Code §§ 1981, 1982, 1983, 1985, the Families First Coronavirus Response Act (FFCRA); the New York Human Rights Law, N.Y. Exec. Law §§ 290 et seq., all other applicable, federal, state or local non-discrimination statutes, the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001 et seq., the New York Constitution, the U.S. Constitution, New York Labor Law, all other statutory or common law claims, including but not limited to claims in tort, breach of express or implied contract, wrongful discharge, defamation, intentional infliction of emotional distress, negligence, and all claims for attorneys’ fees, costs and expenses, and any other claims against Releasees arising up to the date Releasor signs this General Release. Releasor understands, agrees, represents, and warrants that this is a full and final release applying to all unknown and unanticipated injuries, claims or damages, as well as to those claims or damages now known or disclosed arising up to the date Releasor signs this General Release. However, Executive does not release any claims related to or arising under this Agreement. This release provision shall be construed to release all claims to the full extent allowed by law. If any term or provision of this paragraph is declared unenforceable by a court or other tribunal or competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.
Releasor acknowledges and agrees that in accordance with the terms of the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, that Releasor has read and understands this General Release and knowingly and voluntarily entered into it without fraud, duress, or any undue influence; was advised in writing by this Agreement to consult with an attorney before signing this General Release; was afforded the opportunity to have at least twenty-one (21) days to consider the terms of this General Release, and understands the language and its meaning, particularly with respect to the waiver and release of any and all claims against

Releasees; has seven (7) days following the execution of this release to revoke this General Release and it will not become effective or enforceable until the seven (7) day period has expired; is receiving payment and other consideration to which Releasor would not otherwise be entitled; and is not waiving any rights or claims that may arise after the date the General Release is executed.
This General Release does not prevent Releasor from filing a charge with or participating in proceedings by the Equal Employment Opportunity Commission, but Releasor waives any monetary or other personal relief arising from such charge or proceedings or subsequent legal action. Nothing in this General Release limits Executive’s ability to file a complaint with the Securities and Exchange Commission (“SEC”) or communicate with the SEC or otherwise participate in any investigation or proceeding that may be conducted by the SEC.  This General Release does not release any of the rights granted and preserved by the Separation Agreement between Releasor and Pioneer Bank to which this General Release is annexed (the “Separation Agreement”).

IN WITNESS WHEREOF, FRANK SARRATORI has signed this General Release on this ________ day of ______, 2022.

____________________
FRANK SARRATORI

STATE OF NEW YORK                 )
COUNTY OF ) ss.:

On this ___ day of , 2022, before me personally appeared
FRANK SARRATORI to me known and known to me to be the same person described in and who executed the foregoing general release, and he duly acknowledged to me that he executed the same.

Notary Public